Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
K2M Group Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑212008 and 333-195784) on Forms S-8 and registration statement No. 333-204604 on Form S-3 of K2M Group Holdings, Inc. of our report dated February 28, 2018, with respect to the consolidated balance sheets of K2M Group Holdings, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of K2M Group Holdings, Inc.
Our report dated February 28, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, expresses our opinion that K2M Group Holdings, Inc. did not maintain effective internal control over financial reporting as of December 31, 2017 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses related to ineffective information technology (“IT”) general controls over program change process and access controls affecting IT operating systems, databases and IT applications for certain of the Company’s key IT systems; ineffective process-level automated controls and manual controls that are dependent upon the information derived from these IT systems; and inadequate IT risk assessment process which does not identify the appropriate changes necessary to address program change and access controls related to these IT systems have been identified and included in management’s assessment.
/s/ KPMG LLP
McLean, Virginia
February 28, 2018